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                                                                  EXHIBIT 10.51
April 17, 2000


Mr. Casey L. Gunnell
2240 NW 23rd Way                                                        REVISED
Boca Raton, FL  33431

Dear Casey:

         It is with great pleasure that I offer you the position of Chief Financial Officer of PNV, Inc. The primary responsibility of this position is to lead and direct the Company's financial efforts, particularly with the investment community, driving the Company to realize its vision. This is an officer position reporting directly to me.

         The annual base salary is $225,000.00 per year based on 52 weeks service. In addition you will be eligible for an annual management incentive program with a target earnings opportunity of 50% of base salary. This bonus opportunity is subject to the achievement of specific individual objectives to be defined within the first few weeks of your employment. The first year's bonus will be prorated. If full time employment commences by May 15, 2000 you will be eligible for one-month bonus. For FY 2001 your minimum bonus payment will be 25% of your targeted bonus amount.

         This offer includes a stock option grant of 130.000 shares. This grant will vest pro rata on the last day of each calendar month during the first 48 months of your employment, subject to customary terms contained in the Incentive Stock Options agreement issued by the Company under the plan. The exercise price for the options will equal the fair market value of the stock on the date you accept this offer.

         For FY 2001 (commencing July 1, 2000) you will be also eligible for additional options resulting from a NEW option plan being adopted and approved for senior management by the Board of Directors. The number of granted options would be on par with the number granted to other members of executive management.

         As an employee of PNV, Inc. you will be entitled to benefits in accordance with the Company's standard benefit program and the executive health plan currently in place. In addition, subject to your meeting the evidence of insurance requirements, you will be provided with a company-paid Supplementary Disability policy. You will be eligible for 4 weeks of paid vacation per year, including your first year of employment.

         In the event your employment is terminated for any reason other than for cause during your first 24 months with PNV, you will receive severance pay in the amount of 12 months' salary and bonus, and benefit continuation for 12 months.


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Mr. Casey L. Gunnell
April 17, 2000
Page 2


         In the event of change in control of PNV, all Incentive and Non-Qualified Stock Options will immediately become vested. In addition, if you are terminated within 12 months of the change in control you will receive 12 months' salary and bonus, and benefit continuation for 12 months. You will also receive these benefits if, within 12 months following a change in control, you are constructively discharged. Constructive discharge is defined as a material change in responsibilities, a change in work location to a new location more than 50 miles from Coral Springs, Florida, or a reduction in compensation unless all officers of the company are similarly affected.

         Your position will require a "full time" commitment. It is understood that you have outside interests to which you are currently obligated. Specifically, FAU and your interest in an automotive transport company in Dallas, Texas. Your interest in these may continue as long as they do not detract from your PNV duties and responsibilities. Any future outside interest will require specific approval.

         It is specifically understood and agreed that the organization you are joining needs personnel. You will have maximum latitude in hiring the personnel necessary to accomplish our mission. It is also understood that you have family obligations from approximately June 30th through the first week of July and will not be available for work during this period.

         PNV is a Drug Free Workplace, and this offer is contingent upon your passing a drug screening test. Upon hire, you will be required to sign a confidentiality and on-compete agreement, which will extend 12 months beyond any termination date of your employment by PNV.

         A job description summarizing our discussions regarding the duties and responsibilities of your position is enclosed.


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Mr. Casey L. Gunnell
April 17, 2000
Page 3

         Casey, I sincerely believe that PNV, Inc. has an exciting future, filled with substantial opportunity for business growth and personal success. I also feel that you are a very talented professional with significant potential to help us grow and succeed. We are excited about the prospect of your joining the PNV team.

         Please sign this offer letter and return to me as soon as possible. I have enclosed an additional copy for your records.

                                           Sincerely,



                                           /s/ Robert P. May
                                           Robert P. May
                                           Chief Executive Officer


Accepted:


/s/ Casey L. Gunnell
Casey L. Gunnell

Enclosure